Exhibit 10.1

April 23, 2013

Keith Sullivan

Re: Amendment to Offer Letter Dated October 1, 2012

Dear Keith:

This letter serves to document an amendment to your Employee Offer Letter, dated October 1, 2012. This amendment is effective retroactively to January 1, 2013.

1.	Section 1, Compensation, (c) Incentive Equity Grants shall now read as follows:

An annual grant of 40,000 Performance Stock Units (“PSUs”) shall be granted on the first of each year you remain employed with the Company. Each PSU shall vest upon the achievement of certain performance objectives which shall be defined each year. For the fiscal year of 2013, you shall be granted 40,000 PSU's and 10,000 shares per quarter shall vest upon the achievement of performance objectives as approved by the Compensation Committee of the Board of Directors on April 23, 2013.

2.	Section 1, Compensation, (e), Sales Compensation Plan. This Section shall be re-titled Section 1, Compensation, (e) Corporate Bonus and shall now read as follows

Your corporate bonus percentage shall be 70% of the base salary and eligibility is pursuant to the Company's 2013 Corporate Bonus Plan.

All other aspects of your Employee Offer Letter, dated October 1, 2012, remain unchanged. Thank you for your ongoing contributions to the Company. Please let me know if you have any questions.

Sincerely,

/s/ Mark J. Foley
Mark Foley, President & CEO

The foregoing is agreed and accepted.

/s/ Keith Sullivan
Keith Sullivan
Dated: 4/23/2013